Exhibit 99.1

Recursion Acquires Full Rights to REV102, a Potential First-in-Class Oral ENPP1 Inhibitor for Hypophosphatasia

SALT LAKE CITY, July 8, 2025 – Recursion (NASDAQ: RXRX) a leading clinical stage TechBio company decoding biology to radically improve lives today announced the acquisition of Rallybio’s (NASDAQ: RLYB) full interest in their joint ENPP1 inhibitor program (REV102) and an associated backup molecule for the treatment of hypophosphatasia (HPP), a rare and debilitating genetic disorder.

“We extend our sincere thanks to Rallybio for their invaluable partnership in advancing this program to its current stage,” said David Hallett, Chief Scientific Officer of Recursion. “Having full ownership of this important program allows Recursion to accelerate the development of the first potential oral disease-modifying treatment to HPP patients, who currently face significant challenges with limited access to existing therapies. While this is a preclinical asset that will require further study, we look forward to leveraging the full power of the Recursion OS to gain even deeper insights and accelerate delivery of the potential treatment.”

“The Rallybio team has long been committed to targeting ENPP1 to address a significant unmet need in patients with HPP. By combining Rallybio’s expertise in HPP preclinical and translational research with Recursion’s integrated AI/experimental platform, we transformed this concept into the first potential oral disease-modifying treatment for HPP,” said Stephen Uden, M.D., Chief Executive Officer of Rallybio. “We look forward to the advancement of REV102 through key milestones and, ultimately, to the delivery of this important treatment to patients in need.”

About REV102: ENPP1 Inhibitor Program for Hypophosphatasia (HPP)

The REV102 program targets ectonucleotide pyrophosphatase/phosphodiesterase 1 (ENPP1), an enzyme implicated in the pathogenesis of HPP. The mechanism of action involves a potent, highly selective inhibition of ENPP1, aiming to restore the crucial balance of inorganic pyrophosphate (PPi) necessary for proper bone mineralization, thereby addressing the underlying cause of HPP.

HPP is a devastating genetic disorder affecting over 7,800 diagnosed patients across the US and EU5, many of whom have limited access to current Enzyme Replacement Therapies (ERTs). Advancing REV102 presents a significant opportunity to not only provide a more accessible treatment but also to potentially reduce the substantial costs associated with long-term HPP management.

This candidate is designed to potentially be the first oral disease-modifying therapy for HPP, potentially offering an advantage in convenience and patient quality of life over injectable treatments. Furthermore, as a preliminarily non-immunogenic small molecule, this candidate could potentially offer a safer profile compared to biological ERTs, which can sometimes induce immune responses.

Exhibit 99.1

AI enabled Design and Development

The program originated from a joint venture with Rallybio, with Recursion leading the precision design of REV102. The Recursion OS — an integrated AI/experimental platform — was used to optimize for potency, selectivity, and PK/PD properties suitable for chronic dosing, enabling a candidate with potential best-in-class characteristics. Early preclinical data has demonstrated a favorable safety profile in animal models and validated ENPP1 as a druggable target in later-onset HPP. REV102 is currently in IND-enabling studies, with the initiation of Phase 1 clinical trials expected in the second half of 2026.

Terms of the Agreement

Under the terms of the agreement, Rallybio is eligible to receive certain payments, including $7.5 million in upfront equity, a contingent equity payment of $12.5 million upon the initiation of additional preclinical studies, and a $5 million milestone payment in connection with the initiation of dosing in a Phase 1 clinical study, as defined in the agreement. Rallybio is also eligible to receive low single-digit royalties on all future net sales by Recursion. In addition, Rallybio may be eligible to receive certain payments in the event of Recursion’s sale of the REV102 program.

About Recursion

Recursion (NASDAQ: RXRX) is a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery. Enabling its mission is the Recursion OS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology, and chemistry to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Montréal, New York, London, and the Oxford area. Learn more at www.Recursion.com, or connect on X (formerly Twitter) and LinkedIn.

Exhibit 99.1

Forward-Looking Statements

This document contains information that includes or is based upon “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding the potential efficacy of REV102, including the potential to be the first oral disease-modifying therapy for HPP patients; the potential acceleration of development of the REV102 program; the impact of the Recursion OS on the program, including the potential to gain deeper insights and accelerate delivery of the treatment; the impact of pre-clinical data on trial outcomes; the potential size of the market opportunity; the timing of initiation of clinical trials; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.

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